Exhibit 11 under Form N-1A
                              Exhibit 23 under Item 601/Reg. S-K


INDEPENDENT AUDITORS' CONSENT



To the Board of Trustees and Shareholders of MUNICIPAL SECURITIES INCOME
TRUST:

We consent to the use in Post-Effective Amendment No. 21 to Registration Statement (No. 33-36729) of Municipal Securities Income Trust (comprised of the following portfolios: Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated California Municipal Income Fund, Federated Pennsylvania Municipal Income Fund, and Federated Ohio Municipal Income Fund) of our reports dated October 11, 1996, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading `Financial Highlights''in such Prospectuses.



By:DELOITTE & TOUCHE LLP
   Deloitte & Touche LLP

Pittsburgh, Pennsylvania
October 23, 1996